Exhibit(h)(1)

ADMINISTRATIVE AND SHAREHOLDER SERVICING AGREEMENT

         THIS AGREEMENT, dated as of April 30, 2009, is entered into by and between Waddell & Reed InvestEd Portfolios (the "Trust") and Waddell & Reed Services Company ("WRSCO").

W I T N E S S E T H :

         WHEREAS, the Trust wishes to appoint WRSCO to be its administrative and shareholder servicing agent with respect to each of its series listed in Appendix A (each, a "Fund") upon, and subject to, the terms and provisions of this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

         1.         Appointment of Administrative and Shareholder Servicing Agent; Acceptance.

                  (1)         The Trust hereby appoints WRSCO to act as Administrative and Shareholder Servicing Agent for each Fund upon, and subject to, the terms and provisions of this Agreement.

                  (2)         WRSCO hereby accepts the appointment as Administrative and Shareholder Servicing Agent for each Fund and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

                  (3)         WRSCO may appoint an entity or entities approved by the Trust in writing to perform any portion of WRSCO's duties hereunder (the "Subagent").

         2.         Definitions.

                  (1)         In this Agreement --

                           a.         The term the "Act" means the Investment Company Act of 1940 as amended from time to time;

                           b.         The term "account" means the shares of each Fund registered on the books of the Trust in the name of a shareholder under a particular account registration number and includes shares subject to instructions by the shareholder with respect to periodic redemptions and/or reinvestment in additional shares of any dividends payable on said shares;

                           c.         The term "affiliate" of a person shall mean a person controlling, controlled by, or under common control with that person;

                           d.         The term "Class" shall mean each separate sub-class of a class of shares of the Trust, as may now or in the future exist;

                           e.         The term "Fund" shall mean each separate class of shares of the Trust, as may now or in the future exist;

                           f.         The term "officers' instruction" means an instruction given on behalf of the Trust to WRSCO and signed on behalf of the Trust by any one or more persons authorized to do so by the Trust's Board of Trustees;

                           g.         The term "prospectus" means the prospectus and statement of additional information of the applicable Fund or Class from time to time in effect;

                           h.         The term "shares" means shares including fractional shares of each Fund, whether or not such shares are evidenced by an outstanding stock certificate issued by the Fund; and

                           i.         The term "shareholder" shall mean the owner of record of shares of a Fund.

         3.         Duties of WRSCO.

                  WRSCO shall perform such duties as shall be set forth in this Paragraph 3 and in accordance with the practice stated in Exhibit A of this Agreement or any amendment thereof, any or all of which duties may be delegated to or performed by one or more Subagents pursuant to Paragraph (1) above.

                  (1)         Transfers.

                                Subject to the provisions of this Agreement, WRSCO hereby agrees to perform the following functions as transfer agent for each Fund:

                                a.         Recording the ownership, transfer, exchange and cancellation of ownership of shares of each Fund on the books of the Trust;

                                b.         Causing the issuance, transfer, exchange and cancellation of share certificates, if applicable;

                                c.         Establishing and maintaining records of accounts;

                                d.         Computing and causing to be prepared and mailed or otherwise delivered to shareholders payment checks including bank wire transfers and notices of reinvestment in additional shares of dividends, stock dividends or stock splits declared by each Fund on shares and of redemption proceeds due by each Fund on redemption of shares;

                                e.         Furnishing to shareholders such information as may be reasonably required by the Trust, including appropriate income tax information;

                                f.         Addressing and mailing to shareholders prospectuses, annual and semi-annual reports and proxy materials for shareholder meetings prepared by or on behalf of the Funds;

                                g.         Maintaining such books and records relating to transactions effected by WRSCO pursuant to this Agreement as are required by the Act, or by rules or regulations thereunder, or by any other applicable provisions of law, to be maintained by the Trust or its transfer agent with respect to such transactions; preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation; furnishing the Trust such information as to such transactions and at such time as may be reasonably required by it to comply with applicable laws and regulations; and

                                h.         Providing such services and carrying out such responsibilities on behalf of the Trust, or imposed on WRSCO as the Fund's transfer agent, not otherwise expressly provided for in this Paragraph 3, as may be required by or be reasonably necessary to comply with any statute, act, governmental rule, regulation or directive or court order, including, without limitation, the requirements imposed by the Internal Revenue Code of 1986, as amended, relating to the withholding of tax from distributions to shareholders.

                  (2)         Correspondence.

                  WRSCO agrees to deal with and answer all correspondence from or on behalf of shareholders relating to its functions under this Agreement.

                  (3)         Anti-Money Laundering Delegation.

                           (a)         Delegation. Each Fund hereby delegates to WRSCO, as agent for such Fund, responsibility for the implementation and operation of the following policies and procedures in connection with the Fund's Anti-Money Laundering ("AML") Program, as applicable to WRSCO's functions as defined in the Agreement: (i) know-your-customer policies; (ii) monitoring accounts and identifying high risk accounts; (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (v) no cash policy; (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements, and WRSCO accepts such delegation. WRSCO further agrees to cooperate with the Fund's AML Compliance Officer in the performance of WRSCO's responsibilities under the AML Program.

                           (b)         The AML Program. WRSCO hereby represents and warrants that WRSCO has received a copy of each Fund's AML Program and undertakes to perform all responsibilities imposed on WRSCO as a "Service Provider" thereunder. Each Fund hereby agrees to provide to WRSCO any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Fund.

                           (c)         Consent to Examination. WRSCO hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by WRSCO; and (b) the inspection of WRSCO by federal examination authorities for purposes of the AML Program.

                           (d)         Anti-Money Laundering Program. WRSCO hereby represents and warrants that WRSCO has implemented and enforces an anti-money laundering program ("AMLP") reasonably designed to comply with laws, regulations and regulatory guidance applicable to the Fund and WRSCO, and includes, if applicable:

                                    a.         know-your-customer policies;

                                    b.         due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons;

                                    c.         reasonable internal procedures and controls to detect and report suspicious activities;

                                    d.         monitoring accounts and identifying high-risk accounts;

                                    e.         a compliance officer or committee with responsibility for the anti-money laundering program;

                                    f.         employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

                                    g.         an independent audit function; and

                                    h.         recordkeeping requirements.

                           (e)         Delivery of Documents. WRSCO agrees to furnish to each Fund the following documents:

                                    a.         a copy of WRSCO's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

                                    b.         a copy of any deficiency letter sent by federal examination authorities concerning WRSCO's AMLP; and

                                    c.         no less frequently than annually, a report on WRSCO's anti-money laundering program that includes a certification to the Fund concerning WRSCO's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to WRSCO's anti-money laundering program.

                           (f)         Reports. WRSCO will provide periodic reports concerning WRSCO's compliance with WRSCO's AMLP and/or each Fund's AML Program at such times as may be reasonably requested by the Trust's Board of Trustees or the Anti-Money Laundering Compliance Officer.

                  (4)         Additional Administrative and Other Services.

                  WRSCO agrees to provide such additional services to the Trust and to shareholders as may be reasonably necessary or appropriate in connection with the processing of and/or recordkeeping for shareholder investments in the Trust through the Waddell & Reed InvestEd Plan.

         4.         Compensation of WRSCO.

                  WRSCO will not receive, and the Trust will not pay, any compensation for services rendered under this Administrative and Shareholder Servicing Agreement, including any "out-of-pocket" expenses incurred by WRSCO in the performance of its duties under this Administrative and Shareholder Servicing Agreement.

         5.         Right of Corporation to Inspect Records, etc.

                  The Trust will have the right under this Agreement to perform on site inspection of records and accounts and to perform audits directly pertaining to the Trust's shareholder accounts serviced by WRSCO hereunder at WRSCO's or any Subagent's facilities in accordance with reasonable procedures at the frequency necessary to assure proper administration of the Agreement. WRSCO will cooperate with the Trust's auditors or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data.

         6.         Insurance.

                  WRSCO now has the insurance coverage described in Exhibit B, attached hereto, and WRSCO will not take any action to eliminate or decrease such coverage during the term of this Agreement without receiving the approval of the Trust in advance of any change, except WRSCO, after giving reasonable notice to the Trust, may eliminate or decrease any coverage if the premiums for such coverage are substantially increased.

         7.         Standard of Care; Indemnification.

                  WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations or as set forth in the prospectus.

                  WRSCO shall not be responsible for, and the Trust agrees to indemnify WRSCO for any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with WRSCO's duties on behalf of the Trust hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots, terrorist attacks or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on (a) the authenticity of any instrument or communication reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate person, (b) the accuracy of any records or information provided to it by the Trust, (c) any authorization or instruction contained in any officers' instruction, or (d) with respect to the functions performed for the Trust listed under Paragraph 3(1) of this Agreement, any advice of counsel approved by the Trust who may be internally employed counsel or outside counsel, in either case for the Trust and/or WRSCO.

                  In order for the rights to indemnification to apply, it is understood that if in any case the Trust may be asked to indemnify or hold WRSCO harmless, the Trust shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Trust so elects, it will so notify WRSCO and thereupon the Trust shall take over complete defense of the claim and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify WRSCO except with the Trust's prior written consent.

         8.         Term of the Agreement; Taking Effect; Amendments.

                  This Agreement shall become effective as to each Fund at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one year and from year to year thereafter, provided that such continuance shall be specifically approved as provided below.

                  This Agreement shall go into effect, or may be continued, or may be amended or a new agreement between the Trust and WRSCO covering the substance of this Agreement may be entered into as to a Fund only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not "interested persons," as defined in the Act, of either party to this Agreement or of Waddell & Reed Investment Management Company, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested trustee vote".

                  Any disinterested trustee vote shall include a determination that: (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of each affected Fund and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

         9.         Termination.

                  (1)         This Agreement may be terminated as to a Fund by WRSCO at any time without penalty upon giving the Trust 120 days' written notice (which notice may be waived by the Trust) and may be terminated as to a Fund by the Trust at any time without penalty upon giving WRSCO sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Board of Trustees of the Trust in office at the time or by the vote of the holders of a majority (as defined in or under the Act) of the Fund.

                  (2)         On termination, WRSCO will deliver to the Trust or its designee all files, documents and records of the affected Fund used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Funds's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

                  (3)         In the event of any termination which involves the appointment of a new shareholder servicing agent, including the Trust's acting as such on its own behalf, the Trust shall have the non-exclusive right to the use of the data processing programs used by WRSCO in connection with the performance of its duties under this Agreement without charge.

                  (4)         In addition, on such termination or in preparation therefore, at the request of the Trust and at the Trust's expense WRSCO shall provide to the extent that its capabilities then permit such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Trust to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the affected Fund's activities.

         10.         Construction; Governing Law.

                  The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. Whenever the context requires, words denoting singular shall be read to include the plural. This Agreement and the rights and obligations of the parties hereunder, shall be construed and interpreted in accordance with the laws of the State of Kansas, except to the extent that the laws of the State of Delaware apply with respect to share transactions.

         11.         Representations and Warranties of WRSCO.

                  WRSCO represents and warrants that it is a corporation duly organized and existing and in good standing under the laws of the State of Missouri, that it is duly qualified to carry on its business in the State of Kansas and wherever its duties require, that it has the power and authority under laws and by its Articles of Incorporation and Bylaws to enter into this Administrative and Shareholder Servicing Agreement and to perform the services contemplated by this Agreement.

         12.         Entire Agreement.

                  This Agreement and the Exhibits annexed hereto constitutes the entire and complete agreement between the parties hereto relating to the subject matter hereof, supersedes and merges all prior discussions between the parties hereto, and may not be modified or amended orally.

                  IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed and effective on April 30, 2009.

WADDELL & REED INVESTED PORTFOLIOS

		By:	/s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:	/s/Mara Herrington
Mara Herrington, Secretary

WADDELL & REED SERVICES COMPANY

		By:	/s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By:	/s/Wendy J. Hills
Wendy J. Hills, Secretary

APPENDIX A

List of Funds

Growth Portfolio
Balanced Portfolio
Conservative Portfolio

EXHIBIT A

A.         DUTIES IN SHARE TRANSFERS AND REGISTRATION

         1.         WRSCO in carrying out its duties shall follow general commercial practices and the Rules of the Stock Transfer Association, Inc. except as they may conflict or be inconsistent with the specific provisions of the Trust Instrument and Bylaws, prospectus, applicable Federal and state laws and regulations and this Agreement.

         2.         WRSCO shall not require that the signature of the appropriate person be guaranteed, witnessed or verified in order to effect a redemption, transfer, exchange or change of address except as may from time to time be directed by the Trust as set forth in an officers' instruction. In the event a signature guarantee is required by the Trust, WRSCO shall not inquire as to the genuineness of the guarantee.

B.         The practices, procedures and requirements specified in A above may be modified, altered, varied or supplemented as from time to time may be mutually agreed upon by the Trust and WRSCO and evidenced on behalf of the Trust by an officers' instruction. Any such change shall not be deemed to be an amendment to the Agreement within the meaning of Paragraph 8 of the Agreement.

EXHIBIT B

			Bond or
Name of Bond		Policy No.	Insurer
------------		---------	-------
Investment Company		87015108B	ICI
Blanket Bond Form			Mutual
			Insurance
			Company
Fidelity	$31,500,000
Audit Expense	50,000
On Premises	31,500,000
In Transit	31,500,000
Forgery or Alteration	31,500,000
Securities	31,500,000
Counterfeit Currency	31,500,000
Uncollectible Items of
Deposit	25,000
Phone-Initiated Transactions	31,500,000
Computer Security	31,500,000

Directors and Officers/		87015108D	ICI
Errors and Omissions Liability			Mutual
Insurance Form			Insurance
Total Limit	$30,000,000		Company

Blanket Lost Instrument Bond (Mail Loss)		30S100639551	Travelers

Blanket Undertaking Lost Instrument
Waiver of Probate		42SUN339806	Hartford
			Casualty
			Insurance

Effective December 1, 2008